OYO GEOSPACE News Release

7007 Pinemont Drive

Houston, Texas 77040 USA

Contact:

Gary D. Owens

Chairman, President & CEO

TEL: 713.986.4444

FAX: 713.986.4445

FOR IMMEDIATE RELEASE

OYO GEOSPACE REPORTS FISCAL 2006 FIRST QUARTER RESULTS

Houston, Texas --February 7, 2006 -- OYO Geospace (NASDAQ: OYOG) today announced net income of $1.3 million, or $0.22 per diluted share, on revenues of $21.9 million for its first quarter ended December 31, 2005. This compares with a net income of $372,000, or $0.07 per diluted share, on revenues of $15.3 million in the comparable quarter last year.

"Results for the quarter were fueled by strong demand for our seismic exploration products, especially our marine, geophone and cable product lines," said Gary D. Owens, OYO Geospace's Chairman, President and CEO.

"In the fourth quarter of fiscal year 2005, hurricane Rita caused us to delay a sale of our new slim hole seismic system. We began delivering this slim hole system in October 2005, including a small expansion of the original order, ultimately resulting in $1.8 million of revenues for the first quarter of fiscal year 2006. We believe this new system has performed exceptionally well and this new product will contribute favorably to our future financial performance," said Owens.

As previously announced, the company received two significant orders in December 2005 and January 2006, respectively, for seabed seismic reservoir systems. These orders included a $7.9 million seabed seismic system for a BP-operated field in the North Sea, and a $7.0 million retrievable seabed seismic system for BGP. "We believe we are well-positioned to benefit from increasing demand for seismic reservoir monitoring products," Owens said.

"Although still small, sales of our non-seismic offshore cable products and industrial sensor products also experienced growth from last year's first quarter. Demand for our offshore umbilical cables has increased due to repairs of hurricane damage to platforms and rigs in the Gulf of Mexico. In addition, we believe customers are noticing our commitment to this industry and are embracing our products and capabilities," continued Owens.

"Sales of our thermal solutions products were down for the quarter, partially due to manufacturing difficulties in meeting customer demand for thermal printheads. Although sales in this segment were slower than we like, significant efforts continue in refining our printhead manufacturing processes, and in the development of new film and thermal printhead products. In this regard, we recently introduced our new direct-to-screen thermal imaging product at the International Sportswear Show in Long Beach. This new thermal imaging product allows images to be printed directly from a computerized system to a screen mesh which, in turn, is used to image textiles. This direct-to-screen process allows for a faster pre-press operation, saving our customer time and money throughout the imaging process. We expect to begin delivery of these new direct-to-screen products in our third quarter of fiscal 2006. In addition to selling this new direct-to-screen imaging equipment, we plan to distribute the consumable screen mesh which adds to our overall product offering," said Owens.

"Our backlog at the end of the quarter remains robust primarily due to orders for our seismic reservoir and seismic exploration products. We are very excited about the current state of our seismic business, and we also remain committed to the development and operational improvement of our thermal solutions business. We are hopeful that these efforts to grow our company will continue to bear fruit," said Owens.

OYO Geospace designs and manufactures instruments and equipment used by the oil and gas industry in the acquisition and processing of seismic data as well as in reservoir characterization and monitoring activities. The company also designs and manufactures equipment and film for the thermal printing industry worldwide.

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included herein including statements regarding potential future products and markets, our potential future revenues, future financial position, business strategy, future expectations and other plans and objectives for future operations, are forward-looking statements. We believe our forward-looking statements are reasonable. However, they are based on certain assumptions about our industry and our business that may in the future prove to be inaccurate. Important factors that could cause actual results to differ materially from our expectations include the level of seismic exploration worldwide, which is influenced primarily by prevailing prices for oil and gas, the extent to which our new products are accepted in the market, the availability of competitive products that may be more technologically advanced or otherwise preferable to our products, the resolution of the situation in the Middle East and other factors disclosed under the heading "Risk Factors" and elsewhere in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are on file with the Securities end Exchange Commission. Further, all written and verbal forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by such factors.

M O R E

OYO GEOSPACE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended December 31, 2005	Three Months Ended December 31, 2004
Sales	$ 21,915	$ 15,269
Cost of sales	14,730	10,305
Gross profit	7,185	4,964
Operating expenses:
Selling, general and administrative	3,792	3,284
Research and development	1,415	1,178
Total operating expenses	5,207	4,462
Income from operations	1,978	502
Other income (expense):
Interest expense	(197)	(96)
Interest income	117	103
Foreign exchange gains (losses)	(40)	45
Other, net	15	(3)
Total other income (expense), net	(105)	49
Income before income taxes and minority interest	1,873	551
Income tax expense	598	176
Income before minority interest	1,275	375
Minority interest	--	(3)
Net income	$ 1,275	$ 372
Basic earnings per share	$ 0.23	$ 0.07
Diluted earnings per share	$ 0.22	$ 0.07
Weighted average shares outstanding - Basic	5,634,662	5,591,140
Weighted average shares outstanding - Diluted	5,837,711	5,704,464